Corporate Contact:
Doreen McMorran
Skinvisible Pharmaceuticals, Inc.
Phone: 702-433-7154
Email: info@skinvisible.com

Skinvisible Prepares As H1N1 (Swine Flu) Virus Spreads
- - - The Need for DermSafe Grows Internationally

Las Vegas, Nevada – July 17, 2009 – Skinvisible, Inc. (SKVI:OTCBB), a research and development company of patented skincare and medical dermatology products, previously announced that DermSafe, the Company’s hand sanitizing lotion, has been proven effective in killing the H1N1 virus.

The studies were conducted by Retroscreen Virology of London, England U.K. demonstrating a greater than 99.99% inactivation/kill on the H1N1 influenza A virus.  The spread of this virus and the declaration of a pandemic by the World Health Organization (WHO) has increased Skinvisible’s efforts in the global licensing of DermSafe.

On June 11, 2009, WHO raised their pandemic threat to a Phase 6 – “the virus is contagious, spreading easily from one person to another and from one country to another.” On the same date over 30,000 cases were confirmed in 74 countries. Less than one month later, the confirmed cases tripled in number to over 94,000, and the number continues to grow.

In the United States, the CDC estimates that over one million Americans currently have the flu virus, while Canadian health officials estimated that over 30% of Canadians or 10 million people will come down with this virus in the coming flu season. The British health minister stated that by the end of August, Britain could experience 100,000 new cases each day.  In the southern hemisphere, where it is now winter, Argentina’s health minister reports that the number of deaths due to the H1N1 influenza A virus had reached 137, with a total of 3,056 officially confirmed cases. Many believe the actual toll to be much higher.

Skinvisible has been working with potential licensees for DermSafe in the United States, Canada, China, Hong Kong, Singapore and other parts of Southeast Asia, Japan, the United Kingdom, Europe, Australia, Africa and Mexico. In some countries the product requires little or no regulatory approval. In Canada DermSafe has received a drug identification number (DIN), allowing the sale of DermSafe for personal use.  In the United States DermSafe requires approval by the Federal Drug Administration (FDA); the active ingredient is not listed in the FDA’s monograph for over-the-counter drugs.  The FDA has opened a Pre-Investigational New Drug (Pre-IND) file for DermSafe. Skinvisible applied for an Emergency Use Authorization from the FDA for DermSafe, although it was not been granted at this time.  It is Skinvisible’s intention to file an FDA submission for approval.

Globally, Skinvisible and select consultants are working with the appropriate governmental regulatory bodies to obtain marketing approvals and to acquire licensees. DermSafe is available for licensing both commercially in healthcare and food services as well as for personal use (retail) worldwide. DermSafe is alcohol-free, and consequently eliminates fire, safety and skin drying issues associated with alcohol-based products.  DermSafe also contains the patented technology Invisicare which allows the product to stay bound to the skin for four hours or more; even after hand washing. The active ingredient, 4% chlorhexidine gluconate,  has been safely used in pre-surgical scrubs worldwide for over 50 years.

About Invisicare
Invisicare is Skinvisible’s patented polymer delivery system that offers life-cycle management and unique enhancements for topically delivered products.  It is a combination of hydrophilic and hydrophobic polymers that hold active ingredients on the skin for extended periods of time resisting both wash off and perspiration.  Invisicare can control the release of actives, reduce irritation and can eliminate some costly manufacturing processes.   It is non-occlusive and allows for normal skin respiration while protecting against environmental irritants.  www.invisicare.com

 About Skinvisible Pharmaceuticals, Inc

Skinvisible Pharmaceuticals is a research-and-development company whose primary business objective is to license its proprietary formulations with Invisicare to pharmaceutical and cosmeceutical companies as well as assisting companies in enhancing their existing skin care products. Skinvisible receives a combination of research and development fees, upfront license fees, and ongoing royalties for the life of the Invisicare patent. Skinvisible’s value also lies in its ability to continually generate new IP on dermatology and medical products formulated with Invisicare.  www.skinvisible.com

Forward-Looking Statements:  This press release contains 'forward looking' statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward looking statements as a result of risk factors discussed in Skinvisible, Inc. reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, a report on Form 10Q for the quarter ending March 30, 2009).